UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: April 29, 2016
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 29, 2016, Ford Motor Company (“Ford”) entered into the Twelfth Amendment (the “Twelfth Amendment”) to its Credit Agreement dated as of December 15, 2006, as amended and restated as of November 24, 2009, as amended and restated as of April 30, 2014, and as further amended and restated as of April 30, 2015 (as amended, supplemented, or otherwise modified from time to time prior to April 29, 2016, the “Existing Credit Agreement”) among Ford, the subsidiary borrowers from time to time party thereto, the several lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents party thereto. The Twelfth Amendment is attached hereto as Exhibit 10 and is incorporated by reference herein.

As a result of the Twelfth Amendment, the Existing Credit Agreement has been amended effective as of April 29, 2016.

Prior to the Twelfth Amendment, lenders held revolving commitments totaling $13.4 billion, with 75% of the commitments maturing on April 30, 2020 and 25% of the commitments maturing on April 30, 2018, and Ford had allocated $3 billion of commitments to Ford Motor Credit Company LLC (“Ford Credit”). As a result of the Twelfth Amendment, lenders have maintained total revolving commitments of $13.4 billion and the respective maturity dates have been extended by one year to April 30, 2021 for 75% of the commitments and to April 30, 2019 for 25% of the commitments. The allocation of $3 billion of commitments to Ford Credit on an irrevocable and exclusive basis remains in place.

Item 9.01. Financial Statements and Exhibits.

EXHIBITS

Designation	Description	Method of Filing

Exhibit 10	Twelfth Amendment dated April 29, 2016 to the	Filed with this Report
Credit Agreement dated as of December 15, 2006,
as amended and restated as of November 24, 2009,
as amended and restated as of April 30, 2014,
as amended and restated as of April 30, 2015,
and as further amended

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: April 29, 2016	By:	/s/ Corey M. MacGillivray
Corey M. MacGillivray
Assistant Secretary

EXHIBIT INDEX

Designation	Description

Exhibit 10	Twelfth Amendment dated April 29, 2016 to the
Credit Agreement dated as of December 15, 2006,
as amended and restated as of November 24, 2009,
as amended and restated as of April 30, 2014,
as amended and restated as of April 30, 2015,
and as further amended